INTERNET DISTRIBUTION AGREEMENT

This INTERNET DISTRIBUTION AGREEMENT (the "Agreement") is entered into effective as of October 10th, 2000 (the "Effective Date") by and between SINA.com Online, a California Corporation with an office located at 1313 Geneva Drive, Sunnyvale, CA 94089 ("SINA"), and DIT Ventures Inc., ("DIT "), a Nevada corporation with its principal place of business located at 9420 Telstar Ave Suite 211, El Monte, CA 91731.

RECITALS

A. SINA is a Chinese-language destination site that provides, among other services, global information and communication, as well as locally-tailored news, entertainment, and lifestyle content.

B. DIT owns and operates web site located on the World Wide Web portion of the Internet at: http://www.mybiz888.com and http://www.quote888.com which provide business-related services and financial and market-related information, respectively.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto, intending to be legally bound, agree as follows:

Section 1 - Co-Branded Content.

1.1 DIT will provide SINA the content and related materials ("Content") necessary to co-develop the Co-Branded Content, which shall consist of and promote features and functionality of DIT, offering access to resources dedicated to SINA users in the financial and business areas. SINA will host the Co-Branded Content within the SINA US Site (http://home.sina.com).

1.2 Specific format, selection and customization of the Co-Branded Content will be determined jointly between DIT and SINA. For the first launch, the Co-Branded Content will have a minimum of twenty (20) Chinese pages, all of which will be in Chinese GIF format. The Co-Branded Content should carry the look and feel of both SINA and DIT, and both parties will jointly determine how to update and maintain the Co-Branded Content.

Section 2 - Key Responsibilities.

SINA will promote DIT via the Co-Branded Content and provide appropriate links to DIT sites that permit users of the SINA site to navigate directly to the homepages on the DIT sites. Both parties will ensure that the Co-Branded Content is accessible to SINA Users. SINA and DIT shall make best efforts to deliver and launch the Co-Branded Content and make effective the links no later than sixty (60) days following the Effective Date.

Section 3 - Licenses.

3.1 Grant of License by DIT. DIT hereby grants to SINA during the Term a non-exclusive, royalty-free, worldwide license under all of DIT 's intellectual property rights to use, modify, reproduce, publicly display, publicly perform, distribute, transmit and translate the DIT Marks (as defined below), the Content or any other materials provided by DIT during the term of this Agreement in connection with the Co-Branded Content on SINA's site and in connection with the promotion and marketing of the Co Branded Content. SINA shall not modify the DIT Marks without the prior written consent of DIT.

3.2 Grant of License by SINA. SINA hereby grants to DIT during the Term a non-exclusive, royalty-free, worldwide license under all of SINA's intellectual property rights to use SINA's name and Marks only for the marketing and promotion of the co-Branded Content and the DIT site and for the purpose of listing SINA as one of DIT 's strategic alliance. Except as set forth above, DIT shall not use SINA's name and Marks without the prior written consent from SINA.

3.3 Reserved Rights. Without limitation of the foregoing, each party reserves all rights other than those expressly granted in this Agreement, and no licenses are granted except as expressly set forth herein.

Section 4 - Development and Promotion.

For the Term of this Agreement, DIT will pay SINA the following:

- A maximum one-time development cost of Ten Thousand Dollars ($10,000), which will cover:

(i) Up to twenty (20) Chinese web pages.

(ii) Online promotional tools in Chinese targeting the SINA Users.

(iii) Maintenance of the Co-Branded Content for the Term of this Agreement.

- After the Launch Date, on a monthly basis, DIT will pay SINA a Monthly Promotion Fee of Five Thousand Dollars ($5,000) for the first six months and Eight Thousand Dollars ($8,000) per month thereafter for a minimum monthly impression of 1.5 Million. SINA will guarantee a 0.3% click through rate and will add bonus impressions to compensate for any deficiency in achieving the aforementioned rate.

Section 5 - Payment Schedule.

5.1 Development Fee. Upon signing of this Agreement and within Fifteen (15) days after SINA's invoice date, DIT will pay SINA the one-time development cost mentioned in Section 4.

5.2 Promotion Fee. After launching the co-branded content offering, DIT agrees to pay SINA Monthly Promotion Fee in Section 4 within Fifteen (15) days after SINA invoice date.

5.3 Late Fee. Any amount not paid when due shall bear a late payment charge, plus the collection cost including but not limited to reasonable attorney's fees, until paid, at the rate of 1.5% per month or, if less, the maximum amount permitted by law.

Section 6 - Ownership.

6.1 Co-Branded Content. As between DIT and SINA, (i) DIT will have full and exclusive right, title and ownership interest in and to DIT 's logos, trademarks and/or service marks and brand elements ("Marks"), the Co-Branded Content, except to the extent any ownership is vested in SINA pursuant to sub-section (ii) of Section 6.1 herein, and the intellectual property rights therein; (ii) SINA will have full and exclusive right, title and ownership interest in and to SINA Marks, any work or materials created or translated by SINA for the purpose of this Agreement, including but not limited to promotional materials and the intellectual property rights therein; and (iii) Except as expressly permitted herein, neither party shall use any material or work of the other party during the Term or thereafter without the prior written consent from the other party .

6.2 Notices. Each party agrees to display mutually agreeable trademark and copyright notices or legends of the other party when using such other party's Marks. Each party shall in advance submit to the other party the proposed placement of such notices or legends (including, without limitation, the place and manner of incorporation into electronic media or transmissions), and such other party shall have the right, acting reasonably, to approve the same.

Section 7 - Promotion Standards.

SINA reserves the right to refuse to display any advertisement, including without limitation, any advertisement or advertising that would violate any applicable law, regulation or third party right, that promotes sites containing pornographic material, sites with links to pornographic sites, sites encouraging illegal activity or racism, sites that are regarded by SINA to be inappropriate or that could result in liability or adverse publicity to SINA, however SINA assumes no responsibility or obligation to review any advertisement or WWW site.

Section 8 - Term.

This Agreement is non-exclusive and will become effective as of the Effective Date and shall remain in effect for the Initial Term after the Launch Date. After the Initial Term, this Agreement shall be automatically extended for successive Renewal Terms, unless either party provides notice of termination at least forty-five (45) days prior to the end of the Initial Term or Renewal Term, as the case may be, or unless this Agreement is otherwise terminated as provided in Section 10:

- Initial Term: Twelve (12) months

- Renewal Terms: Six (6) months

Section 9 - Termination.

9.1 Early Termination. This Agreement may be terminated at any time by either party, effective immediately upon notice, if the other party:

(i) becomes insolvent;

(ii) files a petition in bankruptcy or

(iii) makes an assignment for the benefit of its creditors.

Either party may terminate the Agreement, effective upon forty-five (45) days notice, in the event that the other party breaches any of its warranties, responsibilities or obligations under the Agreement, in any material respect (including, without limitation, failure to pay) which breach is not remedied within such forty-five (45) days notice period.

1 Effect of Termination. The provisions in Section 6.1, 8, 9, 10, 11, 12 and 13 shall survive any termination or expiration of the Agreement.

Section 10 - CONFIDENTIALITY.

10.1 Confidential Information. Each party agrees to keep confidential and to use only for purposes of performing its duties and receiving the benefits under this Agreement, any proprietary or confidential information relating to the other party's research, technology, marketing, plans, costs, revenues, customers, products, trade secrets and business ("Confidential Information") disclosed pursuant to this Agreement which is appropriately marked as confidential or which could reasonably be considered of a proprietary or confidential nature. Each party shall not disclose any applicable Confidential Information to any third party without the prior written consent of the other party, provided, however, that each party may disclose any applicable Confidential Information to such party's agent, financial advisors, attorneys and other representatives or any court of competent jurisdiction or any other party empowered hereunder as reasonably required to resolve any dispute between the parties hereto (and only subject to binding use and disclosure restrictions at least as protective as those set forth in this Agreement).

10.2 Both parties agree to treat the terms and conditions of this Agreement as Confidential Information. The obligation of confidentiality in this Section 10 shall not apply to information which is publicly available through authorized disclosure, is known by the receiving party at the time of disclosure as evidenced in writing, is rightfully obtained from a third party who has the right to disclose it, or which is required by law to be disclosed.

Section 11- Warranties and Indemnification.

11.1 DIT 's Representations and Warranties. DIT hereby represents and warrants to SINA that (i) it owns or holds license rights sufficient in respect of DIT 's Marks; (ii) the Co-Branded Content does not and will not infringe or misappropriate any proprietary right of a third party, any right of personality, right of publicity and is not defamatory or libelous; (iii) it shall be responsible for the truthfulness and accuracy of the Co-Branded Content and shall be responsible for resolving any issue resulting from the Co-Branded Content based upon any content supplied by DIT.

11.2 DIT 's Indemnification. DIT agrees to defend, indemnify, and hold harmless SINA, its officers, directors, sub-licensees, employees and agents, from and against any claims, actions or demands, including without limitation reasonable legal and accounting fees, resulting from the breach of the warranties in Section 11.1 SINA shall provide notice to DIT promptly of any such claim, suit, or proceeding and shall assist and cooperate with DIT at DIT 's expense, in defending any such claim, suit or proceeding.

11.3 SINA's Representations and Warranties. SINA hereby represents and warrants to DIT that it owns or holds license rights sufficient in respect of SINA's Marks and all content which it will place on the Co-Branded pages that is not supplied by DIT and that such content supplied by SINA will not violate any applicable law, regulation or third party rights or result in liability or adverse publicity to DIT.

11.4 SINA's Indemnification. SINA agrees to defend, indemnify, and hold harmless DIT, its officers, directors, sub-licensees, employees and agents, from and against any claims, actions or demands, including without limitation reasonable legal and accounting fees, alleging or resulting from the breach of the warranties in Section 11.3. DIT shall provide notice to SINA promptly of any such claim, suit, or proceeding and shall assist and cooperate with SINA at SINA's expense, in defending any such claim, suit or proceeding.

11.5 LIMIT OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT WHETHER SUCH CLAIM IS IN CONTRACT OR TORT AND EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILTY OF SUCH DAMAGES. EXCEPT FOR EACH PARTY'S OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY 'S LIABILITY TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED SIX TIMES THE AVERAGE QUARTERLY FEES PAID TO SINA DURING THE TERM OF THIS AGREEMENT.

11.6 WARRANTY

EXCEPT AS EXPRESSLY SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTIBILTY AND FITNESS FOR A PARTICULAT PURPOSE, REGARDING SUCH SUBJECT MATTER.

Section 12 - Miscellaneous.

12.1 Assignment. Neither party may assign this Agreement, in whole or in part, without the other party's prior written consent, except that either party may assign this Agreement without the other party's consent in the case of a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of its assets or stock. Any attempt to assign this Agreement other than as permitted herein will be null and void. Without limiting the foregoing, this Agreement will inure to the benefit of and bind the parties' respective successors and permitted assigns.

12.2 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California in the United States, without regard to its choice of law provisions. In the event of any conflict between foreign laws, rules and regulations and those of the State of California, the laws, rules and regulations of the State of California shall govern. Exclusive jurisdiction and venue for any dispute arising under or relating to this Agreement is in the federal and state courts located in the Central District of California and both parties hereby consent to such jurisdiction and venue for this purpose. The prevailing party in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover reasonable attorney's fees and costs.

12.3 Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, confirmed e-mail, or certified or registered mail, postage prepaid and return receipt requested. Notices will be deemed to be effective upon personal delivery, one (1) day after deposit with express courier, five (5) days after deposit in the mail, or upon confirmation of receipt of facsimile or e-mail. Notices will be sent to a party at its address set forth above or such other address as that party may specify in writing pursuant to this section.

12.4 No Agency. The parties shall have no power or authority to assume or create any obligation or responsibility on behalf of each other. Each party shall be deemed to be an independent contractor of the other party. This Agreement shall not be construed to create or imply any partnership, agency, or joint venture between the parties hereto.

12.5 Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements, negotiations and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

12.6 Waiver. Failure of either party to insist on strict performance of any of the terms and conditions herein shall not be deemed a waiver of any rights or remedies that either party shall have and shall not be deemed a waiver of any subsequent default of the terms and conditions thereof.

12.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

The parties have duly executed this Agreement by the authorized signatures below.

DIT Ventures Inc.	SINA.com Online
By: /s/ Kenneth Yeh	By: /s/ David E. Eddy
Name:: Kenneth Yeh	Name: David E. Eddy
Title: President	Title: Vice President
Address: 9420 Telstar Ave Suite 211 El Monte, CA 91731	Address: 1313 Geneva Drive Sunnyvale, CA 94089

ADDENDUM TO CO-BRANDING COOPERATION AGREEMENT

This addendum to the Co-branding Cooperation Agreement is made January 30, 2001 between DIT Ventures, Inc and SINA.com, who agree as follows:

1. SINA.com acknowledges that DIT Ventures monthly promotional commitment with SINA.com will now be reduced to $2,500 from the previous $5,000.

2. SINA guarantees a minimum of 1,000,000 impressions (500,000 of them will be served through doubleclick.net) a combination of banners text links and buttons.

3. The effective date of this addendum is February 1, 2001.

SINA.com DIT Ventures, Inc

By: /s/ David Eddy                               By:  /s/ Kenneth Yeh

Name: David Eddy                                Name: Kenneth Yeh

Title: Vice President                              Title: CEO

Address: 1313 Geneva Drive                Address: 9420 Telstar Ave Suite 211

Sunnyvale, CA 94089                           El Monte, CA 91731